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                 NEW ENGLAND ENERGY INCORPORATED
                       Statements of Income
                 Period Ended September 30, 1997
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                                                Quarter                 Nine Months
                                                -------                 ----------
Operating revenue:
 Sales of fuel to an affiliate                         $ 5.7     $ 33.1
 Loss passed on to an affiliate                         (2.4)                           (18.3)
 Accrued loss to be passed on to an affiliate                  7.1                            21.1
Sales to nonaffiliates:
 Oil                                                     1.1             3.9
 Gas                                                     6.7            27.5
                                                        ------     ------
                                        Total operating revenue            18.2          67.3
                                                        ------     ------
Operating expenses:
 Purchases of fuel for an affiliate                                 3.2                  14.7
 Amortization of cost of fuel reserves                             15.6                  50.9
 Production costs                                         .8        3.2
                                                        ------     ------
                                  Total operating expenses                         19.6                68.8
                                                 ------ ------
      Operating income/(loss)                            (1.4)             (1.5)

Other income/(expense):
 Interest expense                              (0.5)                 (1.7)
 State taxes                                              0.5             (1.1)
                                                             ------  ------
Operating and other income/(loss)                         (1.4)    (4.3)
                                                             ------  ------
Federal income taxes:
 Current federal income taxes                                 0.5        10.0
 Deferred federal income taxes                               (1.6)      (13.2)
                                                             ------  ------
                                    Net federal income taxes                            (1.1)     (3.2)
                                                             ------  ------

                                    Net income                         $ (0.3)         $ (1.1)
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